EXHIBIT 99.1

NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON TUESDAY, SEPTEMBER 16, 2003

STANDARD PACIFIC CORP. REPORTS THIRD QUARTER INTERIM ORDERS UP 29%

IRVINE, CALIFORNIA, September 16, 2003—Standard Pacific Corp. (NYSE symbol “SPF”) announced today preliminary new home orders for the period from July 1, 2003 through September 14, 2003 as compared to the period from July 1, 2002 through September 15, 2002.

	Preliminary New Home Orders July 1 through the second week of September		Average Number of Active Selling Communities July 1 through the second week of September
	2003	2002	2003	2002
Southern California	389	485	22	31
Northern California	328	146	22	14

Total California	717	631	44	45

Texas	105	100	18	25
Arizona	496	271	19	19
Colorado	70	45	12	12
Florida	393	366	30	18
Carolinas	105	47	9	5

Total Company	1,886	1,460	132	124

Stephen J. Scarborough, Chairman and Chief Executive Officer, commented, “Our 29% increase in year-over-year third quarter to date orders reflects continuing strong demand in our California, Arizona and Florida markets. Companywide 85 to 90 new home communities are slated to open in 2003. Looking forward to the first six months of 2004 we anticipate opening approximately 60 new home communities, the majority of which will be located in California, Arizona and Florida. For the full year 2004, we believe we have the potential to deliver in excess of 9,500 homes (including joint venture deliveries).”

Florida and Carolina orders reflect the Company’s 2002 acquisitions of Westbrooke Homes in South Florida, Colony Homes in Central Florida and Westfield Homes in Tampa Bay, Southwest Florida and the Carolinas.

The Company’s cancellation rate for the period from July 1, 2003 through September 14, 2003 was 19% compared to 21% for the period from July 1, 2002 through September 15, 2002.

The Company’s orders for the period from July 1, 2003 through September 14, 2003 include 111 homes from 9 joint venture communities, compared to 148 homes from 10 joint venture communities for the period from July 1, 2002 through September 15, 2002.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 58,000 families during its 37-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding orders and expected deliveries and new home communities. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

2